Exhibit 3.59

RESTATED ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

RESTATED ARTICLES OF INCORPORATION

OF

WESTRAN CORPORATION

1.	These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-651, Act 284, Public Acts of 1972, as amended.

2.	The present name of the corporation is

WESTRAN CORPORATION

3.	All of the former names of the corporation are as follows:

WEST MICHIGAN STEEL FOUNDRY CO.

4.	The date of filing the original Articles of Incorporation was March 26, 1918. The original Articles of Incorporation were subsequently restated on March 12, 1982.

5.	The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended and restated and shall be the Articles of Incorporation of the corporation:

ARTICLE I

The name of the corporation is WESTRAN CORPORATION

ARTICLE II

The purpose of the corporation is to engage in any one or more lawful acts or activities within the purposes for which corporations may be organized under the Business Corporation Act.

ARTICLE III

The total authorized capital stock of the corporation is five hundred thousand (500,000) shares of common stock of the par value of One Dollar ($1.00) per share, all of one class with equal voting rights.

ARTICLE IV

The address (which is the mailing address) of the current registered office of the corporation is 601 Abbott Road, East Lansing, Michigan 48823.

The name of the current resident agent is CSC-Lawyers Incorporating Service (Company).

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

Any action required or permitted by the Michigan Business Corporation Act, these Articles, or the bylaws of the corporation, to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VII

The board of directors may, by resolution or resolutions, confer upon the holders of any bonds, debentures, and notes issued or to be issued by the corporation as part of the terms of such bonds, debentures, or notes, rights to inspect the corporate books and records and to vote in the election of directors and on any other matters on which shareholders of the corporation may vote, to the extent, in the manner, and subject to the conditions prescribed in such resolution or resolutions.

ARTICLE VIII

Directors of the corporation shall be indemnified to the fullest extent permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their service as a director or in any other capacity to the corporation. Persons who are not directors may be similarly indemnified to the extent authorized at any time by the Board of Directors of the corporation.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and to add additional Articles hereto, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE X

The duration of the corporation is perpetual.

ARTICLE XI

No holder of shares of stock of the corporation of any class which are now or hereafter may be authorized shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock of any class which are now or hereafter may be authorized or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation, by amendment thereof or out of the shares of stock of the corporation acquired by it after the issuance thereof, nor shall any shareholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the corporation may issue or sell that shall be convertible into or exchangeable for stock or which shall have attached to or appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive any shares of the capital stock from the corporation. However, all such additional issues of stock, rights and options or of bonds, debentures or other securities convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for, purchase or receive any shares of stock may be issued and disposed of by the Board of Directors to such persons, firms or corporations upon such terms as they may deem advisable.

With respect to any portion of the stock of the corporation which is now or hereafter may be authorized or to any obligations convertible into stock of the corporation, should the Board of Directors offer the same to the shareholders of any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors to dispose of other portions of said stock subsequently without so offering the same to the shareholders. The acceptance of stock in the corporation shall be a waiver of any such preemptive or preferential right which in the absence of this provision might otherwise be asserted by the shareholders of the corporation.

These Restated Articles of Incorporation were duly adopted by the shareholders on the 14th day of August, 1985, in accordance with the provisions of Section 642, Act 284, Public Acts of 1972. The necessary number of shares as required by statute were voted in favor of the Restated Articles of Incorporation.